Exhibit 21.1

List of Subsidiaries of Energy Coal Resources, Inc.

Bowie Resources, LLC

Colorado Holding Company, Inc.

Appalachian Holding Company, Inc.

Appalachian Fuels, LLC

Mega Mining, LLC

Appalachian Environmental, LLC

Appalachian Resources, LLC

Appalachian Premium Fuels, LLC

Bryant Mining Company, Inc.

Appalachian Coal Holdings, Inc.

Appalachian Land Company

Appalachian Ventures, LLC

Southern Eagle Energy, LLC

Kanawha Development Corporation

Illinois Holding Company, Inc.

Illinois Fuel Company, LLC

Illinois Energy Group, LLC

Huff Creek Energy Company

Appalachian Fuels Services, LLC

Franklin Energy Associates, L.L.C.

Energy Coal Trade, LLC

Green Energy Resources, Inc.